Exhibit 10.7

February 23, 2015

Mr. James Nides

Re:	Employment Terms

Dear Jim:

Frontier Airlines, Inc. (“Frontier”) is pleased to offer you full-time employment as Vice President, Operations. You will have such duties as are normally associated with this position as such duties may be modified or supplemented by Frontier’s Chief Operating Officer, to whom you will report. You will reside in Denver, Colorado and work in Frontier’s headquarters located there, except for such travel as may be necessary to fulfill your responsibilities. In the course of your employment with Frontier, you will be subject to and required to comply with all company policies, and applicable laws and regulations. These include equal employment opportunity in hiring, assignments, training, promotions, compensation, employee benefits, employee discipline and discharge, and all other terms and conditions of employment.

Your employment will begin on a mutually agreed upon date in April 2015. Starting on that date, you will be paid a base salary at the annual rate of $225,000 (subject to required tax withholding and other authorized deductions). Your base salary will be payable in accordance with Frontier’s standard payroll policies and be subject to adjustment pursuant to Frontier’s policies as in effect from time to time, which policies currently include an annual review.

In addition to your base salary, you will be eligible to earn an annual cash performance bonus, at the discretion of Frontier’s Board of Directors or one of such board’s committees, based on the attainment of performance metrics for Frontier and/or individual performance objectives, in each case established and evaluated by such board or one of its committees. Your target annual bonus will be 40% of your base salary, but the actual amount of your annual bonus may range from 0% of your base salary to 80% of your base salary. Any annual bonus will be contingent upon your continued employment through the applicable payment date. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether Frontier pays you an annual bonus and the amount of any such annual bonus will be determined by Frontier in its sole discretion. For 2014, your target and any actual annual bonus will be prorated based on the portion of the year during which you are employed by Frontier.

Frontier is owned by Falcon Acquisition Group, Inc. (“Falcon”). Falcon has adopted an equity incentive plan and related documents (the “Equity Plan”) pursuant to which Falcon may grant equity awards.

Frontier will grant you, pursuant to the Equity Plan, an option to purchase 5,750 shares of Falcon common stock. It is anticipated that the current fair market value of Falcon common stock will be set at the February 27, 2015 Frontier Board of Directors’ meeting. Your equity award shall vest, and any service-based vesting restrictions thereon shall lapse, as applicable, with respect to one-fourth (1/4) of the shares subject to your equity award on each of the first, second, third, and fourth anniversaries of your employment start date, subject to your continuing employment by Frontier through the applicable vesting date. In addition, your equity award shall vest fully upon any Change in Control (as defined in the Equity Plan). Your equity award shall otherwise be subject to the terms of the Equity Plan and standard forms of agreement evidencing the award to be entered into between you and Falcon. The Equity Plan will provide that Falcon may, but shall not be required to, repurchase any vested equity award or any shares issued with respect thereto in the event that your employment by Frontier terminates.

Frontier will reimburse you for all reasonable expenses you and your immediate family incur in relocating to Denver, Colorado, including, but not limited to, temporary housing, air fare, car rental, hotels, meals, as well as packing, unpacking and shipping costs for personal and household items and an automobile, up to a maximum of $30,000 for all such expenses.

During the term of your employment, Frontier will provide you, your spouse, your eligible children and your parents privileges to travel positive space on Frontier Airlines with the priority code PS2B in accordance with Frontier policy as to the extent and use of such benefits by senior executives (the “Flight Benefit”).

During the term of your employment, you will also be entitled to three weeks of annual paid vacation, in accordance with Frontier’s vacation policy as it may be amended from time to time.

You will be eligible during your employment to participate in all of the employee benefits and benefit plans that Frontier generally makes available to its regular full-time employees. In addition, during your employment, you will be eligible for other standard benefits, to the extent applicable generally to other similarly situated employees of Frontier. Frontier reserves the right to terminate, modify or add to its benefits and benefit plans at any time.

If Frontier terminates your employment without Cause (as defined in the Equity Plan) and you deliver a general release of all claims against Frontier and its affiliates in a form acceptable to Frontier that becomes effective and irrevocable within 60 days following such termination of employment, then you shall be entitled to the following: (i) you shall receive a lump sum payment equal to the sum of your base salary at the time of termination (or two times such base salary if such termination occurs within twelve months after a Change in Control), less applicable withholdings; and (ii) Frontier will continue to provide the Flight Benefit until the first anniversary of your termination date (or the second anniversary of such date if such termination occurs within twelve months after a Change in Control).

No amount deemed deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be payable pursuant to this letter agreement unless your termination of employment constitutes a “separation from service” with Frontier within the meaning of Section 409A and the Department of Treasury regulations and other guidance promulgated thereunder. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. To the extent that any reimbursements payable pursuant to this letter agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you pursuant to this letter agreement shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this letter agreement will not be subject to liquidation or exchange for another benefit.

Frontier requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by Frontier. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by Frontier, please discuss that with Frontier’s Chief Executive Officer in advance of accepting another position.

As a condition of employment, you will be required (1) to comply with the Additional Terms attached hereto as Exhibit A, which by this reference are incorporated in this letter agreement, (2) to sign and return an 1-9 Immigration form and provide sufficient documentation establishing your employment eligibility in the United States of America, (3) provide satisfactory proof of your identity as required by United States law, and (4) to complete successfully a medical exam, drug test and background check in accordance with Frontier policy for senior executives.

By signing below, you represent that your performance of services to Frontier will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others or confidentiality of proprietary information, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

Notwithstanding any of the above, your employment with Frontier is “at will.” This means that it can be terminated by you or by Frontier at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as Frontier’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of Frontier.

This letter agreement shall be interpreted and construed in accordance with Colorado law without regard to any conflicts of laws principles. While other terms and conditions of your employment may change in the future, the at-will nature of your employment may not be changed, except in a subsequent written agreement, signed by you and the Chief Executive Officer of Frontier. Any prior or contemporaneous representations (whether oral or written) not contained in this letter agreement that may have been made to you will be expressly cancelled and superseded by this letter agreement.

Please sign and date this letter agreement and return it to me by email at [email address] by close of business February 26, 2015, if you wish to accept employment by Frontier under the terms described above, failing which the offer made by our submission of this letter agreement will expire at the close of business in Denver, Colorado on such date. If you accept this offer by signing a counterpart and returning it to the undersigned as thus described, this letter agreement shall constitute the complete agreement between you and Frontier with respect to the terms and conditions of your employment.

We look forward to a productive and enjoyable work relationship.

Sincerely,

FRONTIER AIRLINES, INC.

By:	/s/ David N. Siegel
David N. Siegel
Chief Executive Officer

Accepted by:

/s/ James E. Nides
Date: February 26, 2015

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